Exhibit 23.3

Consent of Banco ABN AMRO Real S.A.

The Board of Directors

Tele Celular Sul Participações S.A.

Rua Comendador Araújo 299—3° andar

Curitiba, Paraná

We hereby consent to the use of our name and to the inclusion in Annex E (Confirmatory Letter of Banco ABN AMRO Real S.A.), as part of this Registration Statement on Form F-4 of Tele Celular Sul Participações S.A (“TSU”) and any subsequent amendment to such registration statement (such registration statement and any amendment thereto, the “Registration Statement”), the reference to our name under the captions “Part One—Questions and Answers About Merger,” “Part Two—Summary—Valuation Report,” “Part Five—The Merger—Reasons For Merger,” “Part Five—The Merger—Material Contacts” and the summarization of our valuation report under the captions “Part Five—The Merger—Valuation Report” in the Prospectus of the Company, which Prospectus is part of the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/    Banco ABN AMRO Real S.A.

São Paulo, SP—Brazil

June 9, 2004.